Exhibit (e)(4)
INDEMNIFICATION AGREEMENT
     THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into this          day of                      2008 among Datascope Corp., a Delaware corporation (the “Company”), and                                          (“Indemnitee”).
RECITALS:
     WHEREAS, the Company desires to indemnify Indemnitee in connection with Indemnitee’s service on the Board of Directors of the Company;
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Indemnity. The Company agrees to hold harmless and indemnify Indemnitee to the fullest extent authorized or permitted by the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and the Certificate of Incorporation and By-Laws of the Company, as each may be amended from time to time (respectively, the “Certificate” and the “By-Laws”) (but only to the extent that any such amendment permits the Company to provide broader indemnification rights than the Certificate or By-Laws permitted prior to adoption of such amendment) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including but not limited to any action or suit by or in the right of the Company to procure a judgment in its favor) by reason of the fact that Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in any capacity.
     2. Advancement of Expenses.
     a. The Company shall, from time to time, reimburse or advance to Indemnitee, the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any action or proceeding referred to in Section 1.
     b. Indemnitee hereby undertakes to repay any advances paid to Indemnitee pursuant to Section 2(a) if a judgment or other final adjudication adverse to Indemnitee establishes that he is not entitled to be indemnified under this Agreement or otherwise.
     c. The Company hereby acknowledges that the undertaking set forth in Section 2(b) satisfies the requirements of Section 9.2 of the By-laws of the Company.
     3. Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the purposes of such invalid, illegal or unenforceable provision.
     4. Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws of Delaware without giving effect to conflict of laws principles.
     5. Binding Effect. This Agreement shall be binding upon Indemnitee and upon the Company and their respective successors and assigns, and shall inure to the benefit of the Indemnitee and his heirs, executors and personal representatives and to the benefit of the Company and its respective successors and assigns.
     6. Signatures; Counterparts. Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     7. Amendment and Termination. Other than as provided in Section 1 herein, no amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by all parties hereto.
     8. Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
     9. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), nationally recognized overnight courier service or personal delivery:
     a. If to Indemnitee, at the address indicated under Indemnitee’s signature below;
     b. If to the Company, to
Datascope Corp.
14 Philips Parkway
Montvale, New Jersey 07645
Attention: Chief Executive Officer
Any party may change its notice address for purposes hereof by giving notice of such intended change in accordance with this Section 9. All notices and communications shall be deemed to have become effective and been duly given: if personally delivered, when delivered by hand; if delivered by commercial overnight courier service, the next business day after being properly deposited, prepaid, with the courier; if mailed, three (3) business days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is electronically confirmed by sender’s facsimile, if sent on a business day during normal business hours, or, if not, on the first business day thereafter.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

DATASCOPE CORP.
By:
Name:
Title:

Address:

3